Exhibit 4.2

FORM OF

SARA LEE CORPORATION

4.10% Notes due 2020

CUSIP No. 803111 AS2	Principal Amount: $400,000,000

This Security is a Security in global form within the meaning of the Indenture hereinafter referred to and is registered in the name of a Depositary or a nominee of a Depositary. This global Security is exchangeable for Securities registered in the name of a person other than the Depositary or its nominee only in the limited circumstances described in the Indenture, and no transfer of this Security (other than a transfer of this Security as a whole by the Depositary to a nominee of the Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary) may be registered except in such limited circumstances.

Unless this Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York, New York), a New York corporation (“DTC”), to the issuer or its agent for registration of transfer, exchange or payment, and any Security issued upon registration of transfer of, or in exchange for, or in lieu of, this Security is registered in the name of Cede & Co. or such other name as requested by an authorized representative of DTC (any payment hereon is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

THE FOLLOWING SUMMARY OF TERMS IS SUBJECT TO THE INFORMATION SET FORTH HEREIN:

Principal Amount: $400,000,000

Original Issue Date: September 7, 2010	Stated Maturity: September 15, 2020	This Security is a: Global Security

Specified Currency: U.S. dollars	Authorized Denominations: U.S. $2,000 and any integral multiple of $1,000 in excess thereof	Depositary: The Depository Trust Company

Interest Rate: 4.10% per annum	Interest Payment Dates: March 15 and September 15 of each year, beginning March 15, 2011	Regular Record Dates: March 1 and September 1 immediately preceding the respective Interest Payment Dates

Discounted Security: ☐ yes ☒ no	Original Issue Discount Security: ☐ yes ☒ no

Issue Price (expressed as a percentage of aggregate principal amount): 99.926%	Redemption Date(s): Any time after Original Issue Date	Redemption Price(s): See reverse of this Security

Other Provisions: See reverse of this Security for Offer to Repurchase Upon Change of Control Triggering Event

SARA LEE CORPORATION

SARA LEE CORPORATION, a Maryland corporation (herein called the “Company,” which term includes any successor corporation under the Indenture referred to below), for value received, hereby promises to pay to Cede & Co., as nominee for DTC, or registered assigns, the principal amount stated above at Stated Maturity, and to pay interest thereon from the Original Issue Date shown above or, in the case of a Security issued upon registration of transfer or exchange, from and including the most recent Interest Payment Date to which interest has been paid or duly provided for to, but not including, the applicable Interest Payment Date or the Stated Maturity (each such Stated Maturity is referred to hereinafter as a “Maturity” with respect to principal repayable on such date), as the case may be, provided that if the Original Issue Date is after a Regular Record Date and before the Interest Payment Date immediately following such Regular Record Date, interest payments will commence on the second Interest Payment Date following the Original Issue Date, at the rate per annum set forth above, until the principal hereof is paid or made available for payment. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest; provided, however, that interest payable at Maturity will be payable to the Person to whom principal shall be payable. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and shall be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a special record date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest) established by notice given by mail by or on behalf of the Company to the Holder of this Security (or one or more Predecessor Securities) not less than 15 calendar days preceding such special record date (the “Special Record Date”).

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture dated as of October 2, 1990, as supplemented from time to time (herein called the “Indenture”), among the Company and The Bank of New York Mellon Trust Company, N.A., as successor to Continental Bank, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof. The Securities of this series may be denominated in different currencies, bear different dates, mature at different times and bear interest at different rates. Subject to being increased by the Company pursuant to an Officers’ Certificate, the aggregate principal amount of the Securities of this series which may be authenticated and delivered pursuant to the Indenture (except as provided therein) is $400,000,000.

The Company will appoint and at all times maintain a paying agent (which may be the Trustee) authorized by the Company to pay the principal of (and premium, if any) and interest on any Securities of this series on behalf of the Company and having an office or agency in The City of New York, New York or The City of Chicago, Illinois where Securities of this series may be presented or surrendered for payment and where notices, designations or requests in respect of payments with respect to Securities of this series may be served. The Company has initially appointed The Bank of New York Mellon Trust Company, N.A. as such paying agent, with its Corporate Trust Office currently at 101 Barclay Street, New York, New York 10286. The Company will give prompt written notice to the Trustee of any change in such appointment.

Funds for the payment of the principal of (and premium, if any) and interest on this Security due in United States dollars on any Interest Payment Date or at Maturity will be made available to the Trustee on such date. As soon as possible thereafter, the Trustee will pay such funds to the Depositary, and the Depositary will allocate and pay such funds to the owners of beneficial interests in this Security in accordance with its existing operating procedures.

The principal of (and premium, if any) and interest on this Security are payable by the Company in the Specified Currency set forth above.

Interest payments for this Security will include interest accrued to, but excluding, the Interest Payment Dates. Interest payments for this Security shall be computed and paid on the basis of a 360-day year of twelve 30-day months unless otherwise specified.

Any payment on this Security due on any day which is not a Market Day need not be made on such day, but may be made on the next succeeding Market Day with the same force and effect as if made on such due date, and no interest shall be payable on the date of payment for the period from and after such due date.

“Business Day,” with respect to any particular location, means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in such location are authorized by law or regulation to close. “Market Day” means any Business Day in The City of New York.

This Security will be redeemable as a whole at any time or in part from time to time, at the option of the Company, in accordance with Article Twelve of the Indenture, at a redemption price equal to the greater of the following amounts: (i) 100% of the principal amount of the Securities being redeemed on the redemption date specified in a notice of redemption (each, a “Redemption Date”) and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the Securities being redeemed on the Redemption Date (not including any portion of any payments of interest accrued to the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points, plus accrued and unpaid interest on the Securities being redeemed to the Redemption Date.

Notwithstanding the foregoing, installments of interest on this Security that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular or Special Record Date according to the Indenture.

For the purposes of the optional redemption provisions of this Security, the following defined terms will be applicable:

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of this Security that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of this Security.

“Comparable Treasury Price” means, with respect to any Redemption Date, (i) the average of the Reference Treasury Dealer Quotations for that Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (ii) if the Trustee obtains three or fewer Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means Banc of America Securities LLC, J.P. Morgan Securities LLC or another Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (i) each of Banc of America Securities LLC and J.P. Morgan Securities LLC (or their respective affiliates which are Primary Treasury Dealers), and the respective successors of the foregoing; provided, however, that if either of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute another Primary Treasury Dealer; and (ii) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third Business Day preceding such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Securities of this series or any portion of the Securities of this series called for redemption (unless the Company defaults in payment of the redemption price and accrued interest). On or before the Redemption Date, the Company shall deposit with a paying agent (or the Trustee) money sufficient to pay the redemption price of and accrued interest on the Securities of this series to be redeemed on that date. If less than all of the Securities of this series are to be redeemed, the Securities of this series to be redeemed shall be selected by lot by DTC, in the case of Securities represented by a Global security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Securities that are not represented by a global security.

The Securities of this series will not be entitled to the benefit of any mandatory redemption or sinking fund.

Upon the occurrence of a Change of Control Triggering Event, the Company will make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (in integral multiples of $1,000) of each Holder’s Securities of this series at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, on the Securities of this series repurchased, if any, to the date of purchase, subject to the rights of Holders of Securities of this series on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, the Company shall mail a notice to Holders of the Securities of this series describing the transaction or transactions that constitute the Change of Control Triggering Event, stating:

(i)	that the Change of Control Offer is being made pursuant to the terms of the Securities of this series and that all Securities of this series tendered will be accepted for payment;

(ii)	the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(iii)	that any Securities of this series not tendered will continue to accrue interest;

(iv)	that, unless the Company defaults in the payment of the Change of Control Payment, all Securities of this series accepted for payment pursuant to the Change of Control Offer will cease to accrue interest after the Change of Control Payment Date;

(v)	that Holders electing to have any Securities of this series purchased pursuant to a Change of Control Offer will be required to surrender the Securities of this series, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi)	that Holders will be entitled to withdraw their election if the paying agent receives, no later than the close of business on the second Business Day preceding the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Securities of this series delivered for purchase, and a statement that such Holder is withdrawing his election to have the Securities of this series purchased; and

(vii)	that Holders whose Securities of this series are being purchased only in part will be issued new Securities of this series equal in principal amount to the unpurchased portion of the Securities of this series surrendered, which unpurchased portion must be equal to $2,000 in principal amount or an integral multiple of $1,000 in excess thereof.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities of this series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Securities of this series, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Securities of this series by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful,

(i)	accept for payment all Securities of this series or portions thereof properly tendered pursuant to the Change of Control Offer;

(ii)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Securities of this series or portions thereof properly tendered; and

(iii)	deliver or cause to be delivered to the Trustee the Securities of this series properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Securities of this series or portions thereof being purchased by the Company.

The paying agent will promptly mail to each Holder of Securities of this series properly tendered the Change of Control Payment for such Securities, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Security equal in principal amount to any unpurchased portion of the Securities surrendered, if any; provided that each new Security will be in a principal amount of $2,000 and/or any integral multiple of $1,000 in excess thereof. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Notwithstanding anything to the contrary in the Change of Control provisions of the Securities of this series, the Company shall not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth herein and purchases all Securities of this series validly tendered and not withdrawn under the Change of Control Offer; or (2) notice of redemption has been mailed within 30 days after such Change of Control Triggering Event stating that all of the Securities of this series will be redeemed in accordance with this Security and the Indenture, unless and until there is a default in the payment of the applicable redemption price.

The Company shall not repurchase any Securities of this series if there has occurred and is continuing on the Change of Control Payment Date an Event of Default under the Indenture, other than a default in the payment of the Change of Control Payment upon a Change of Control Triggering Event.

For purposes of the Change of Control provisions of the Securities of this series, the following defined terms will be applicable:

“Change of Control” means the occurrence of any of the following: (a) the consummation of any transaction (including, without limitation, any merger or consolidation) resulting in any “person” (as that term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934) (other than the Company or one of its Subsidiaries or an employee benefit plan (or related trust) sponsored or maintained by the Company or one of its Subsidiaries) becoming the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the combined voting power of the Company’s then outstanding Voting Stock; (b) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in a transaction or a series of related transactions, of all or substantially all of the Company’s assets and the assets of its Subsidiaries, taken as a whole, to one or more “persons” (as that term is defined in the Indenture) (other than the Company or one of its Subsidiaries); (c) the first day on which a majority of the members of the board of directors of the Company are not Continuing Directors; or (d) the adoption of a plan relating to the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (i) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (ii)(y) all or substantially all of the beneficial owners of the Company’s Voting Stock immediately prior to that transaction continue to beneficially own, directly or indirectly, more than 50% of the Voting Stock of the holding company immediately following that transaction or (z) immediately following that transaction no person is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Event.

“Continuing Directors” means, as of any date of determination, any member of the Company’s board of directors who (a) was a member of the Company’s board of directors on the date the Securities of this series were originally issued or (b) was nominated for election, elected or appointed to the Company’s board of directors with the approval of, a majority of the continuing directors who were members of the Company’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Fitch” means Fitch Ratings.

“Investment Grade Rating” means a rating equal to or higher than BBB- (or the equivalent) by Fitch, Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc.

“Rating Agencies” means (a) each of Fitch, Moody’s and S&P, and (b) if any of Fitch, Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Securities Exchange Act of 1934) selected by the Company as a replacement Rating Agency for a former Rating Agency.

“Rating Event” means the rating on the Securities of this series is lowered by each of the Rating Agencies and the Securities of this series are rated below an Investment Grade Rating by each of the Rating Agencies on any day within the 60-day period (which 60-day period will be extended so long as the rating of the Securities of this series is under publicly announced consideration for a possible downgrade by any of the Rating Agencies) after the earlier of (a) the occurrence of a Change of Control and (b) public notice of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control; provided that a Rating Event will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Event for purposes of the definition of Change of Control Triggering Event) if any Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Event).

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the board of directors of such person.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture.

OTHER PROVISIONS:

With respect to the Securities of this series, the term “Principal Domestic Property,” as set forth in the Indenture, shall mean “any facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing or distribution, located in the United States, owned or leased by the Issuer or a Subsidiary and having a gross book value (without deduction for depreciation reserves) in excess of $50,000,000, other than any such facility or portion thereof which, in the opinion of the Board of Directors of the Issuer, is not of material importance to the total business conducted by the Issuer and its Subsidiaries as an entirety.”

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of not less than 50% in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting, with certain exceptions as therein provided, the Holders of not less than a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the right of the Holder of this Security, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

The Indenture contains provisions, which apply to this Security, for defeasance of (i) the entire indebtedness of this Security and (ii) certain restrictive covenants, subject in either case to compliance by the Company with conditions set forth in the Indenture, including that in the event of defeasance pursuant to Section 10.1(A) of the Indenture, Holders of this Security shall only be able to look to the trust fund established pursuant to Section 10.1(A) for payment of principal of and premium, if any, and interest on this Security until Maturity.

As provided in the Indenture and subject to certain additional limitations set forth therein and as may be set forth above, the transfer of this Security is registrable in the Security register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series of like tenor, of Authorized Denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without interest coupons in denominations of U.S. $2,000 and any integral multiple of U.S. $1,000 in excess thereof (an “Authorized Denomination”). The Securities of this series may be issued, in whole or in part, in the form of one or more global Securities and issued to DTC as depositary for the global Securities of this series (the “Depositary”) or its nominee and registered in the name of the Depositary or such nominee. As provided in the Indenture and subject to certain limitations set forth therein and as may be set forth on the face hereof, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series of like tenor and like terms of a different Authorized Denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentation of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Securities endorsed thereon shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Security that are not defined herein and that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee referred to above, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: September 7, 2010	SARA LEE CORPORATION

By:
Title:

[SEAL]

Attest:

By:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated in, and issued under, the Indenture described herein.

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

  as Trustee

By:
Authorized Signatory

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations.

TEN COM - as tenants in common

TEN ENT - as tenants by the entireties

JT TEN - as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT -		Custodian
	(Cust)		(Minor)

Additional abbreviations may also be used though not in the above list.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT

SOCIAL SECURITY OR OTHER

IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE

NAME AND ADDRESS, INCLUDING POSTAL ZIP CODE, OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

DATED:
NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Security purchased by the Company pursuant to the repurchase offer upon a change of control triggering event, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears
on the face of this Security)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to Trustee).